Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
IDI, INC., A DELAWARE CORPORATION,
WITH AND INTO
TIGER MEDIA, INC., A DELAWARE CORPORATION

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TIGER MEDIA, INC., a corporation organized and existing in the laws of Delaware (the "Corporation”), pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), DOES HEREBY CERTIFY:

FIRST: That the Corporation was incorporated on March 20, 2015, pursuant to the Delaware Corporation Law.

SECOND: That effective as of April 30, 2015, the Corporation will merge the following wholly-owned subsidiary with and into the Corporation: IDI, INC. (“IDI”), a corporation incorporated on April 29, 2015, pursuant to the Delaware Corporation Law (the “Merger”).

THIRD: That the sole Shareholder of IDI, by action taken by written consent dated April 30, 2015, approved the Merger of IDI into the Corporation.

FOURTH: That the Corporation hereby merges IDI with and into the Corporation, which shall survive the Merger, in accordance with the terms and subject to the conditions contained in the resolutions of the Board of Directors of the Corporation set forth hereunder and the Delaware Corporation Law.

FIFTH: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by Written Consent of the Board of Directors on April 30, 2015, determined to merge IDI with and into the Corporation:

APPROVAL OF MERGER OF IDI, INC. WITH AND INTO THE CORPORATION.

RESOLVED, that the Merger Documents in substantially the forms presented to the undersigned, including without limitation the Certificate of Merger, are hereby approved and adopted; and be it

FURTHER RESOLVED, that effective as of April 30, 2015, or another date selected by management reasonably close thereto, the Corporation changes its name to IDI, Inc.; and be it

FURTHER RESOLVED, that the Corporation gives effect to its name change by means of a merger strategy under Delaware Corporation Law that will not require shareholder’s approval for such name change; and be it

FURTHER RESOLVED, that each officer of the Corporation is hereby authorized to execute and deliver any and all documents, and do all other acts and things as may be necessary or desirable, in order to carry out and comply with the foregoing recitals and resolutions, including the preparation and filing of a restated certificate of incorporation, bylaws and other documents as required by law; and be it

FURTHER RESOLVED, that all of the acts and things done by any officer of the Corporation, whether heretofore or hereafter done, which are in conformity with the provisions and intent of these recitals and resolutions are hereby in all respects approved, ratified and confirmed.

[Signature on following page]

IN WITNESS WHEREOF, TIGER MEDIA, INC. has caused this Certificate to be signed by an authorized officer this 30th day of April, 2015.

TIGER MEDIA, INC., a Delaware corporation

By: /s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer